UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2013

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

100 Europa Drive

Chapel Hill, NC 27517

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Effective October 1, 2013, Melissa Price, Ph.D., age 39, was appointed Vice President of Clinical and Regulatory Affairs of Heat Biologics, Inc. (the “Company”). In connection with her appointment, Dr. Price entered into a four-year employment agreement with the Company (the “Price Employment Agreement”). Pursuant to the Price Employment Agreement, Dr. Price will be entitled to an annual base salary of $210,000 and will be eligible for discretionary performance bonus payments. Additionally, Dr. Price was granted an option to purchase 50,000 shares of the Company’s common stock with an exercise price equal to the Company’s per share market price on the date of issue. These options will vest pro rata, on a monthly basis, over forty-eight months. Dr Price is also eligible to receive, on the one year anniversary of her employment, an option to purchase 10,000 shares of the Company’s common stock if certain milestones, which are yet to be agreed to, are met by such date. The Price Employment Agreement also includes confidentiality obligations and inventions assignments by Dr. Price.

If Dr. Price’s employment is terminated for any reason, she or her estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by her to the extent not previously paid (the “Accrued Obligations”); provided, however, that if her employment is terminated (1) by the Company without Just Cause (as defined in the Price Employment Agreement) or by Dr. Price for Good Reason (as defined in the Price Employment Agreement) then in addition to paying the Accrued Obligations, (x) the Company shall continue to pay her then current base salary for a period of four months; (y) she shall receive a pro-rated amount of the annual bonus which she would have received during the year without the occurrence of such termination and (z) she will have the right to exercise any vested options and any options that would have vested in the next four months until the earlier of the expiration of the severance or the expiration of the term of the option.

The information contained in this Item 1.01 regarding the Price Employment Agreement is qualified in its entirety by the copy of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by this reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 1, 2013, Melissa Price was appointed  as Vice President of Clinical and Regulatory Affairs of the Company.

Dr Price served in various positions at INC. Research including Vice President of Global FSP Solutions at INC Research from February 2012 until October 2013 and Executive Director, Strategic Alliance Management from January 2010 until February 2012. From June 2009 until January 2010, Dr Price served as the Senior Director, Drug Development Partnerships at Novaquest, a Quintiles Company. Prior thereto, from 2006 until 2009 she served in various positions at INC. Research.

In connection with her appointment, Dr. Price entered into the Price Employment Agreement. See Item 1.01 for a description of the terms of the Price Employment Agreement.

There are no family relationships between Melissa Price and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer. Additionally, there have been no transactions involving Dr. Price that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits

(d)     Exhibits

The following exhibit is being filed as part of this Report.

Exhibit Number	Description

10.1	Employment Agreement, dated as of October 1, 2013, by and between Melissa Price and the Company.*

———————

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2013	HEAT BIOLOGICS, INC.
(Registrant)

	By:	/s/ Jeff Wolf
	Name:	Jeff Wolf
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of October 1, 2013, by and between Melissa Price and the Company.